Exhibit 23.4


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Euronet Worldwide, Inc. of our report dated April 28, 2003 relating to the financial statements of e-pay Limited, which appears in the Current Report on Form 8-K/A of Euronet Worldwide, Inc. filed on May 2, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London
June 24, 2004